Exhibit 4(a)
AMENDMENT NO. 3 TO RIGHTS AGREEMENT
     AMENDMENT NO. 3 TO RIGHTS AGREEMENT, dated as of August 2, 2007 (this “Amendment”), to the Rights Agreement, dated as of February 1, 1999, as amended on May 11, 2005 and January 18, 2007 (the “Rights Agreement”), by and between Delphi Corporation, formerly known as Delphi Automotive Systems Corporation (the “Company”) and The Bank of New York, as successor in interest to EquiServe Trust Company, N.A., as successor in interest to BankBoston, N.A., as Rights Agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Rights Agreement.
     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement dated as of February 1, 1999, as amended on May 11, 2005 and January 18, 2007;
     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of such Section 26; and
     WHEREAS, the Company has determined to amend the Rights Agreement to provide that none of A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware (“Appaloosa”), Harbinger Del-Auto Investment Company, Ltd., an exempted company incorporated under in the Cayman Islands (“Harbinger”), Merrill Lynch, Pierce, Fenner & Smith, Incorporated, a Delaware corporation (“Merrill”) and UBS Securities LLC, a Delaware limited liability company (“UBS”), Goldman, Sachs & Co., a New York limited liability company (“GS”) and Pardus DPH Holding LLC, a Delaware limited liability company (“Pardus”) (such parties and/or their respective affiliates, as applicable, collectively, the “Investors”) will be deemed to be an “Acquiring Person” under the Rights Agreement, and to further amend the Rights Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the Company and the Rights Agent hereby amend the Rights Agreement as follows:
     Section 1. The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby modified and amended to delete the following before the last sentence of Section 1(a):
“Notwithstanding anything to the contrary in this Agreement, none of A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware (“Appaloosa”), Harbinger Del-Auto Investment Company, Ltd., an exempted company incorporated under in the Cayman Islands (“Harbinger”), Dolce Investments, LLC (“Cerberus”), a limited liability company formed under the laws of the State of Delaware, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, a Delaware corporation (“Merrill”) and UBS Securities LLC, a Delaware limited liability company (“UBS”) (such parties and/or their respective affiliates, as applicable, collectively, the “Investors”) or any ultimate purchaser or related purchasers in accordance with the ECPA, shall be deemed to be an “Acquiring Person” solely as a result of (i) entering into the Plan Framework Support Agreement (the “PFSA”), attached hereto as Annex A, as it may be amended from time to time, or consummating the transactions contemplated thereby, (ii) entering into the Equity Purchase and Commitment Agreement (the “EPCA”), as it may be amended from time to time, or consummating the transactions contemplated thereby, (iii) entering into additional agreements (including, without limitation, any agreement to resell any shares of Delphi Corporation purchased pursuant to the EPCA to any ultimate purchaser or related parties in accordance with the EPCA or to otherwise cause such entities to acquire such shares in accordance with the ECPA) reflecting the transactions contemplated by the PFSA, the EPCA and the Summary of Terms of Preferred Stock (the “Term Sheet”), as they may be amended from time to time, and consummating the transactions contemplated thereby, or (iv) any agreement, arrangement or understanding among any of the Investors or among one or more Investors and Delphi Corporation or its subsidiaries in furtherance of or pursuant to the PFSA, the EPCA or the Term Sheet, as they may be amended from time to time, and the transactions contemplated thereby (each of (i), (ii) and (iii) being a “Permitted Event”).”
and add the following before the last sentence of Section 1(a):
“Notwithstanding anything to the contrary in this Agreement, none of A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware (“Appaloosa”), Harbinger Del-Auto Investment Company, Ltd., an exempted company incorporated under in the Cayman Islands (“Harbinger”), Merrill Lynch, Pierce, Fenner & Smith, Incorporated, a Delaware corporation (“Merrill”) and UBS Securities LLC, a Delaware limited liability company (“UBS”) Goldman, Sachs & Co., a New York limited liability company and Pardus DPH Holding LLC, a Delaware limited liability company (such parties and/or their respective affiliates, as applicable, collectively, the “Investors”) or any ultimate purchaser or related purchasers in accordance with the ECPA, shall be deemed to be an “Acquiring Person” solely as a result of (i) entering into the Equity Purchase and Commitment Agreement (the “EPCA”) attached hereto as Annex A, as it may be amended from time to time, or consummating the transactions contemplated thereby, (ii) entering into additional agreements (including, without limitation, any agreement to resell any shares of Delphi Corporation purchased pursuant to the EPCA to any ultimate purchaser or related parties in accordance with the EPCA or to otherwise cause such entities to acquire such shares in accordance with the ECPA) reflecting the transactions contemplated by the EPCA and the Summary of Terms of Preferred Stock (the “Term Sheet”) attached hereto as Annex B as they may be amended from time to time, and consummating the transactions contemplated thereby, or (iii) any agreement, arrangement or understanding among any of the Investors or among one or more Investors and Delphi Corporation or its subsidiaries in furtherance of or pursuant to the EPCA or the Term Sheet, as they may be amended from time to time, and the transactions contemplated thereby (each of (i), (ii), (iii) and (iv) being a “Permitted Event”).”
     Section 2. Exhibit B to the Rights Agreement, being the form of Rights Certificate, is hereby amended and supplemented by inserting in the fifth line of the first paragraph following the words “as further amended as of January 18, 2007” the words “and August 2, 2007”.

     This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
     Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.
[Signature page follows]

     IN WITNESS WHEREOF, the Company and the Rights Agent as of the day and year first written above have duly executed this Amendment.

DELPHI CORPORATION
By:	/s/ DAVID M. SHERBIN
	Name:	David M. Sherbin
	Title:	Vice President, General Counsel, and Chief Compliance Officer

THE BANK OF NEW YORK
By:	/s/ JOHN I. SIVERTSEN
	Name:	John I. Sivertsen
	Title:	Vice President

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